Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Heather Gentry, Senior Vice President of Investor Relations
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: hgentry@lxp.com

LEXINGTON REALTY TRUST SELLS
NEW YORK CITY LAND INVESTMENTS FOR $338 MILLION

NEW YORK, NY, September 30, 2016 - Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced that it has sold its three remaining New York City land investments for a gross sales price of approximately $338.2 million at a GAAP capitalization rate of 13.6% and a cash capitalization rate of 4.6%. In connection with the sale, approximately $213.1 million of mortgage debt was assumed by the buyer.

“The disposition of our remaining New York City land investments turned out to be a great success. These investments produced strong cash flow and capital appreciation for our shareholders and the sale came in at better than expected pricing. Furthermore, the sale has reduced our leverage considerably and produced cash to retire the outstanding balance on our revolving credit facility and fund other growth opportunities,” said T. Wilson Eglin, Chief Executive Officer and President of Lexington.

As a result of the sale, Lexington expects to record an estimated non-cash impairment charge of approximately $65.0 million in the third quarter of 2016 primarily related to the writing off of the deferred rent receivable it recognized under Generally Accepted Accounting Principles (GAAP).

ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) that owns a diversified portfolio of real estate assets consisting primarily of equity and debt investments in single-tenant net-leased commercial properties across the United States. Lexington seeks to expand its portfolio through build-to-suit transactions, sale-leaseback transactions and acquisitions. For more information or to follow Lexington on social media, visit www.lxp.com.

GAAP and Cash Capitalization Rate Definition: GAAP and cash capitalization rates are measures of operating performance used to evaluate the individual performance of an investment. These measures are not presented or intended to be viewed as a liquidity or performance measure that present a numerical measure of Lexington's historical or future financial performance, financial position or cash flows. The capitalization rate is calculated by dividing the annualized net operating income (except GAAP rent adjustments are added back to rental income to calculate GAAP capitalization rate) the investment has generated divided by sale price.

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Net Operating Income (NOI) Definition: NOI is a measure of operating performance used to evaluate the individual performance of an investment. This measure is not presented or intended to be viewed as a liquidity or performance measure that presents a numerical measure of Lexington's historical or future financial performance, financial position or cash flows. Lexington defines NOI as operating revenues (rental income (less GAAP rent adjustments and lease termination income), tenant reimbursements and other property income) less property operating expenses. Other REITs may use different methodologies for calculating NOI, and accordingly, Lexington's NOI may not be comparable to other companies. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. Lexington believes that net income is the most directly comparable GAAP measure to NOI.

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